Digerati Deploys Sansay's VoIP Session Control System

- Establishes High Performance SIP-based Foundation for Next Generation Network -

San Antonio, Texas - September 7, 2011 - Digerati Technologies, Inc. (OTCBB:DTGI) (OTCQB:DTGI), a global provider of cloud communication services, today announced that it has deployed Sansay’s VoIP session control system.  The Sansay VSXi system, which will serve as the foundation for the Company's next generation technology platform, replaces Digerati's current VoIP session control and class four softswitch equipment.  The deployment of Sansay's VSXi system creates operating efficiencies, while maximizing the quality of service for Digerati's global VoIP services and SIP trunking applications.

Digerati extensively evaluated other session control systems before selecting Sansay's VSXi platform.  The Sansay solution, deployed at Digerati's primary network operations facility in San Antonio, Texas, is an essential component of the Company's network architecture that enhances its product line. The scalable solution lowers equipment costs, simplifies network operations, and provides several improved technical features that enable Digerati to better serve its customers while realizing CAPEX and OPEX savings.

Andy Voss, CEO of Sansay, stated, “Sansay’s combination of superior product and outstanding technical support set the foundation for Digerati’s next generation network while helping reduce costs and improve quality. Sansay’s advanced least cost routing (LCR) capabilities, with interfaces to local number portability (LNP), Teleblock, and ENUM databases, will contribute to Digerati's success in offering efficient and cost competitive VoIP solutions.  Digerati is now better positioned to capitalize on high-growth markets including SIP trunking and other enterprise VOIP markets.”

Ruben Caraveo, President of Digerati, stated, "The VSXi will serve as the cornerstone to our future product diversification strategies.  The expanded capacity enables us to set the stage for our FY2012 business plan and is expected to improve our revenue and margin potential.”

Sansay, Inc. is a leading provider of VOIP inter-carrier/peering and subscriber access session border control systems that deliver a unique combination of industry leading performance, stability and scalability. Service providers worldwide can improve service quality, reduce costs, meet regulatory requirements and gain control over a wide range of VOIP applications including domestic/international wholesale, calling card, residential and business VOIP service, call/contact center and e911 service. Founded in 2002, Sansay’s team includes the co-founder and several founding technical executives of Nuera Communications. Much of Sansay’s team have worked closely together since 1993, gaining unparalleled experience and a reputation among VOIP service providers worldwide for their role in conceiving, developing, launching and supporting the highest quality products in the VOIP infrastructure market over the past fifteen years. Sansay is a privately held company headquartered in San Diego, CA.

Digerati Technologies, Inc. is an established cloud communications service provider meeting the global needs of businesses that are seeking simple, flexible, and cost-effective solutions.  Digerati's cloud-based services include a fully hosted IP/PBX, VoIP transport, SIP trunking, data storage, and customized VoIP solutions for specialized applications. Services are delivered with unparalleled reliability and performance over Digerati's carrier-class global VoIP network, which has been built over the course of a decade.   For more information visit www.digerati-inc.com.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or transmissions in foreign countries.